EXHIBIT 2


   A copy of the Certificate of Authority of the Trustee to commence business dated December 30, 1957, and issued by the Comptroller of the Currency

                           Comptroller of the Currency

TREASURY
DEPARTMENT
OF THE UNITED
STATES
                                Washington, D.C.

     WHEREAS, satisfactory evidence has been presented to the Comptroller of the Currency that all requisite legal and corporate action has been taken, in accordance with the statutes of the United States, to merge Zion's Savings Bank & Trust Company, Salt Lake City, Utah, and Utah Savings & Trust Company, Salt Lake City, Utah, into First National Bank of Salt Lake City, Salt Lake City, Utah, under the charter of First National Bank of Salt Lake City and under the title "Zions First National Bank," with capital stock of $2,550,000;

     NOW, THEREFORE, it is hereby certified that such merger is approved, effective as of the close of business December 30, 1957.

                             IN TESTIMONY WHEREOF, witness my signature and seal of office this 30th day of December, 1957.


                                          Comptroller of the Currency

                             Charter No. 4341

                             Merger No. 83